UPS LONG-TERM INCENTIVE PROGRAM
Terms and Conditions

May 6, 2026
1.Establishment, Objectives and Duration.
1.1Establishment of the Program and Effective Date. The Compensation and Human Capital Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby establishes the terms and conditions of the UPS Long-Term Incentive Program (“LTIP”) which provides for Awards in the form of Restricted Stock Units (“RSUs”) pursuant to the United Parcel Service, Inc. 2021 Omnibus Incentive Compensation Plan or the 2026 Omnibus Incentive Compensation Plan and any successor plan (as may be amended from time to time, the “ICP”). Unless otherwise defined in this document, capitalized terms shall have the meanings set forth in the ICP. These LTIP Terms and Conditions shall be effective for any LTIP Awards made on or after the date set forth above (“LTIP Effective Date”).
1.2Objectives of the LTIP. The objectives of the LTIP are to enhance retention of key talent and align the interests of shareowners with the incentive compensation opportunity.

1.3Duration of the Program. The LTIP shall commence on the LTIP Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the LTIP at any time pursuant to Section 14.6 hereof.

2.Administration.
1.1Authority of the Committee. The LTIP shall be administered by the Committee, subject to its right to delegate certain responsibilities as set forth is Section 2.3, which shall have the same power and authority to administer the LTIP as it does to administer the ICP.
1.2Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareowners, any employee, and their estates and beneficiaries.
1.3Delegation. The Committee may (subject to applicable law, regulation, stock exchange requirements and the terms of the ICP), delegate its power, authority and duties as identified herein to administer the LTIP, other than the power, authority and duties to grant and approve LTIP Awards to Employees who are members of the Company’s Executive Leadership Team, to (i) any committee comprised of members of management of the Company responsible for determining or overseeing compensation for individuals other than Executive Leadership Team Eligible Employees or (ii) the Executive Leadership Team or (iii) any members of the Executive Leadership Team (the “Management Compensation Committee”). Subject to the limitations set forth above, the Management Compensation Committee shall have the powers, authority and duties of the Committee as contained herein, and references to the “Committee” shall be deemed to refer to the Committee or the Management Compensation Committee, as applicable.

3.RSUs Subject to Award. The target number of RSUs subject to your Award is determined by (1) the product of (a) your LTIP RSU Award Percentage on Exhibit A multiplied by (b) your annualized monthly salary in effect on the grant date specified in your Grant Notice (the “Grant Date”), then (2) divided by the Fair Market Value of a Share on the Grant Date, rounded up to the nearest whole number.
4.Eligibility for Awards.  The Committee shall have broad discretion to determine the eligibility criteria for Awards for members of the Executive Leadership Team, including the Grant Date and any proration applicable to any Award for any reason, including as a result of an individual becoming an Employee or changing job classification in a manner that would result in a different LTIP RSU Award Percentage for that individual, after the Grant Date.

5.Award Document. You will receive a Grant Notice that specifies the Grant Date and the total number of RSUs subject to the Award, each of which may be prorated for the number of months remaining in the RSU Restricted Period (as defined below), and such other provisions as the Committee shall determine. Such Grant Notice, together with this document, shall constitute the “Award Document” for the applicable Award for purposes of the ICP.
6.Acceptance. You must expressly accept the terms and conditions of your Award. To accept, log on to Merrill Lynch Benefits Online at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance. If you do not accept your Award in the manner instructed by the Company, the RSUs subject to an Award may be cancelled. If you do not wish to receive your Award, you must reject the Award by contacting Shareholder Services (shareholderservices@ups.com) no later than 90 days following the Grant Date specified in the applicable Grant Notice.
7.RSUs. RSUs shall vest ratably during the RSU Period of Restriction as set forth in Section 10.
8.Transferability. You may not sell, gift, or otherwise transfer or dispose of any RSUs.

9.Dividend Equivalents. Dividends payable on the number of shares represented by your RSUs (including whole and fractional RSUs) will be allocated to your account in the form of dividend equivalent units (“DEUs”) (whole and fractional). DEUs will be allocated to your account each time dividends are paid by (i) multiplying the cash (or stock) dividend paid per Share by the number of outstanding RSUs (and any previously credited DEUs) immediately prior to adjustment for the dividend, and (ii) dividing the product by the Fair Market Value of a Share on the day the dividend is declared, provided that the record date occurs after the Grant Date. DEUs will be subject to the same vesting conditions as the underlying RSUs to which they relate.

10.Vesting Terms. RSUs and related DEUs shall vest over a three-year period (the “RSU Period of Restriction”), with one-third vesting on the first anniversary of the Grant Date, one-third vesting on the second anniversary of the Grant Date, and the remaining one-third vesting on the third anniversary of the Grant Date (each, a “Vesting Date”), subject to your continued active employment through each such Vesting Date, unless otherwise provided in the applicable Grant Notice. Within 60 days following each Vesting Date, shares attributable to the number of vested RSUs and any related DEUs will be transferred to you. Except as set forth below, if your employment with the Company is terminated after the Grant Date but prior to the applicable Vesting Date, then any unvested RSUs and related DEUs will be forfeited.

10.1Death. If you are an active employee for six continuous months from the beginning of the RSU Period of Restriction and your employment terminates after the Grant Date and prior to the last day of the RSU Period of Restriction as a result of death, then the unvested portion of the RSUs and related DEUs will vest fully upon the date of death. Shares attributable to the number of vested RSUs and related DEUs will be transferred to your estate no later than 90 days after the date of your death.

10.2Disability or Retirement. If you are an active employee for six continuous months from the beginning of the RSU Period of Restriction and your employment terminates after the Grant Date and prior to the last day of the RSU Period of Restriction as a result of disability or Retirement, then the unvested portion of the RSUs and related DEUs will continue to vest as if you remained an Eligible Employee through each applicable Vesting Date.

10.3Demotion. If you are an active employee for six continuous months from the beginning of the RSU Period of Restriction and, after the Grant Date and prior to the last day of the RSU Period of

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Restriction, you are demoted to a position that would have been ineligible to receive an LTIP award, such demotion will have no effect on your outstanding RSUs. The unvested portion of the RSUs and related DEUs will continue to vest subject to your continued employment through each applicable Vesting Date (and Sections 10.1 and 10.2 hereof).

11.Repayment. Notwithstanding anything in this document to the contrary, you acknowledge and agree that this document and the awards described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s Incentive-Based Compensation Clawback Policy (and any such other applicable policy relating to the recovery of incentive compensation as may be in effect from time to time), and that relevant sections of this document shall be deemed superseded by and subject to the terms and conditions of such policy.

12.Withholding. Awards shall be reduced for applicable taxes or you will be required to remit taxes to the Company in accordance with the terms of the ICP.

13.Employee Covenants.

13.1Acknowledgements. You acknowledge and agree that, by reason of your highly specialized skillset and the Company’s investment of time, training, money, trust, and exposure to Confidential Information, you are intimately involved in the planning and direction of the Company’s global business operations. You further acknowledge and agree that your agreement to enter into, and your compliance with, your covenants in this Section 13 are material factors in the Company’s decision to grant you the RSUs, which constitutes good and valuable consideration for the covenants set forth in this Section 13. You further acknowledge and agree that your breach or threatened breach of any of the covenants in this Section 13 would result in material and irreparable damage and injury to the Company and that it would be difficult or impossible to establish the full monetary value of such damage. You further acknowledge and agree that the covenants in this Section 13 are reasonable, necessary, and essential for the Company to protect its legitimate business interests in: (i) the Company’s trade secrets (as defined under applicable law, including the Georgia Trade Secrets Act of 1990 (the “Act”) and the Defend Trade Secrets Act of 2016 (the “DTSA”)); (ii) the Company’s valuable Confidential Information; (iii) substantial relationships with specific prospective or existing customers of the Company; (iv) customer good will associated with (A) the business of the Company, including, but not limited to, by way of trade name, trademark, service mark, or trade dress, (B) a specific geographic location; or (C) a specific marketing or trade area; and (v) extraordinary or specialized training you have received or will receive. You further acknowledge and agree (i) by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships during the course of your employment with the Company, you have attained or will attain a high level of influence or credibility with the Company’s Protected Customers, vendors, or other business relationships; and (ii) by reason of working for the Company, you are or will be in possession of selective or specialized skills, learning, or abilities, or customer contacts or customer information, or Confidential Information. Finally, you acknowledge and agree that your work for the Company has brought and will bring you into close contact with many of the Company’s customers, trade secrets and confidential and proprietary information.

13.2Unfair Competition. You acknowledge and agree that, as a result of your receipt of Confidential Information, your role at the Company, and your relationships with Company customers and/or employees you would have an unfair competitive advantage if you were to violate this Section 13 and that, in the event that your employment with the Company terminates for any reason, you possess marketable skills and abilities that will enable you to find suitable employment without violating the covenants set forth in this Section 13. You further acknowledge and affirm that you are accepting this Agreement voluntarily, that you have read this Agreement carefully, that you have had a full and reasonable opportunity to consider this Agreement (including actual

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consultation with legal counsel), and that you have not been pressured or in any way coerced, threatened or intimidated into entering into this Agreement.
13.3Non-Disclosure and Prohibition Against Use of Confidential Information and Trade Secrets. You agree that you will not, directly or indirectly, reveal, divulge, or disclose any Confidential Information or Trade Secrets to any person not expressly authorized by the Company to receive such information. You further agree that you will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than business activity that you are pursuing on behalf of the Company. You acknowledge and agree that this Section 13 is not intended to, and does not, alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. The act of emailing Confidential Information or Trade Secrets or both to your personal email address or transferring Confidential Information or Trade Secrets to a personal device, account or data repository is considered to be a breach of this section. You also understand that nothing contained in this Section 13 limits your ability to communicate with any federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by you, on your behalf, or by any other individual. You additionally understand and agree that as required by the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), you have been notified that if you make a confidential disclosure of a Company Trade Secret (as defined in 18 U.S.C. § 1839) to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a legal proceeding, so long as any document you file containing the trade secret is filed under seal and you do not disclose the trade secret except pursuant to court order, you shall not be held civilly or criminally liable under this Agreement or under any federal or state trade secret law for such a disclosure. The DTSA does not authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means. No later than the last day of your Company employment, you will return to the Company all files, memoranda, documents, records, credit cards, keys, computers, printers, telephones, and other property of the Company or its Affiliates in your possession, custody, or control, including without limitation all Confidential Information. To the extent that you have, or become aware after the date of your separation from service (“Separation Date”) that you have, electronic files or information in your personal possession or under your control that belong to the Company or contain Confidential Information (specifically including without limitation electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), you will notify the Company in writing as to such possession or control prior to your Separation Date or immediately after you become aware of such possession, and, if requested to do so by the Company you will cooperate with the Company, and take direction from the Company, regarding the deletion or return of all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable. For the avoidance of doubt, you will not delete any Company files or information from any computers, mobile devices, electronic media, or in cloud storage (including those owned personally by you) unless directed to do so in writing by the Company. To the extent requested by the Company, whether prior to or after the Separation Date, you will voluntarily participate in a process involving a forensic computer specialist chosen by the Company to identify, quarantine, preserve and delete all electronic files or information, including all copies and derivatives thereof, in your possession or under your control that belong to the Company or contain Confidential Information.

13.4Non-Solicitation of Protected Employees. During the Non-Solicit Restricted Period, you will not, without the prior written consent of the Company, directly or indirectly, engage in active hiring efforts, solicit or induce, or attempt to solicit or induce, or hire any Protected Employee to

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terminate or cease his/her employment relationship with the Company or to enter into employment with you or any other person or entity.

13.5Non-Solicitation of Protected Customers. During the Non-Solicit Restricted Period, you will not, without the prior written consent of the Company, directly or indirectly, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for purposes of providing products or services that are competitive with those provided by the Company within two years prior to the Separation Date.

13.6Covenant Not to Compete. During the Non-Compete Restricted Period, you will not, directly or indirectly, without the prior written consent of the Company, (a) work for a Restricted Competitor; (b) provide consulting services to a Restricted Competitor; or (c) otherwise provide services to a Restricted Competitor, in each of (a) through (c) that involves the provision of services that are similar to or relate to those services that you provided to the Company at any time during your employment and that relate, in any way, directly or indirectly, to the Restricted Competitor’s competition with the transportation, delivery or logistics services provided by the Company during your employment. This non-compete provision applies to the following geographic areas: (a) the geographic areas where the Company did business during your employment; (b) the geographic areas for which you had managerial or supervisory responsibility during your employment; (c) the geographic areas in which you worked for or represented the Company during your employment; and (d) the geographic areas of the Company’s business and operations about which you received or had access to Confidential Information during your employment.

13.7Enforcement. You acknowledge and agree that the covenants in Sections 13.3 through 13.6 (“Protective Covenants”) are necessary to protect the Company’s legitimate business interests. In the event that you breach, or threaten to breach, the Protective Covenants, you agree that the Company shall have the right and remedy to: (a) enjoin you, preliminarily and permanently (without the necessity of posting bond), from violating or threatening to violate the Protective Covenants because any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy; (b) require you to account for and pay over to the Company all compensation, profits, monies, or other benefits derived or received by you as the result of any breach of the Protective Covenants; and (c) require you to pay the reasonable attorneys’ fees and costs incurred by the Company in enforcing the Protective Covenants. In addition, in the event of such a violation, you will automatically forfeit all RSUs.

13.8Severability/Reformation. You acknowledge and agree that the Protective Covenants are reasonable in time, scope, geography and all other respects and that they will be considered and construed as separate and independent covenants. Should any part or provision of any of the Protective Covenants be held invalid, void or unenforceable in any court of competent jurisdiction, you understand and agree that such invalidity, voidness or unenforceability does not invalidate, void or otherwise render unenforceable any other part or provision of this Agreement. You further agree that, in the event any court of competent jurisdiction finds any of the Protective Covenants to be invalid or unenforceable (in whole or in part), such court shall modify the invalid or unenforceable term so that the Protective Covenants are enforceable to the fullest extent permitted by law.

13.9Applicable Law and Exclusive Jurisdiction.

13.9.1Section 13 of these LTIP Terms and Conditions are governed by the laws of the State of Georgia. If you are not a resident of Georgia, except as set forth below, you agree that any and all claims arising out of or relating to this Section 13 will be brought in the state and federal courts located in Fulton County, Georgia, which will be the sole and exclusive jurisdiction and venue for all disputes between the parties under this Section

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13. You hereby irrevocably consent to the jurisdiction and venue of the state and federal courts located in Georgia for adjudication of all disputes between the parties with respect to this Section 13. You hereby waive any objections or defenses to jurisdiction or venue in any such proceeding before such courts.

13.9.2Notwithstanding the foregoing, if you primarily resided and worked for the Company in California you agree that (a) California law shall apply to this Section 13, and (b) the federal or state courts of California will be the sole and exclusive jurisdiction and venue over any dispute relating to this Section 13 and you specifically and irrevocably consent to personal jurisdiction in such courts even if you do not reside in California at the time of any dispute arising out of or involving this Section 13.

13.9.3Notwithstanding the foregoing, if you primarily resided and worked for the Company in Washington you agree that (a) Washington law shall apply to this Section 13, and (b) the federal or state courts of Washington will be the sole and exclusive jurisdiction and venue over any dispute relating to this Section 13 and you specifically and irrevocably consent to personal jurisdiction in such courts even if you do not reside in Washington at the time of any dispute arising out of or involving this Section 13.

13.9.4Notwithstanding the foregoing, if you primarily resided and worked for the Company in Minnesota immediately prior to the end of your company employment, you agree and acknowledge that your consent to jurisdiction and venue in Georgia is voluntary and that you are not being required to accept Georgia jurisdiction and venue as a condition of your employment.

13.10Tolling During Violation. In the event the enforceability of any of the terms of this Section 13 is challenged in a court of competent jurisdiction and you are not enjoined from breaching any of the restrictive covenants, then if a court of competent jurisdiction finds that the challenged restrictive covenant(s) is enforceable, the time periods set forth herein shall be deemed tolled upon the filing of the claim challenging the enforceability of this Section 13 until the dispute is finally resolved and all periods of appeal have expired.

13.11Disclosure. In the event that you leave the Company for any reason, you agree to disclose the existence and terms of this Section 13 to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, partner, co-venturer, investor or lender.

13.12Definitions. For purposes of this Section 13:

13.12.1“Company” means, for purposes of this Section 13 only, United Parcel Service, Inc., a Delaware Corporation, with its principal place of business in Atlanta, Georgia, and all of its Affiliates (as defined in O.C.G.A. § 13-8-51(1)).

13.12.2“Confidential Information” means all information regarding the Company, its activities, businesses or customers which you learned as a result of your employment, that is valuable to the Company and that is not generally disclosed by practice or authority to persons not employed or otherwise engaged by the Company, whether or not it constitutes a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data; legal affairs; management planning information; business plans; acquisition plans; operational methods and technology; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements and specifications; customer pricing and profitability data; past, current and planned research and development; employee-related information and new personnel

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acquisition plans. “Confidential Information” shall not include information that is or becomes generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. However, although certain information may be generally known in the relevant industry, the fact that the Company uses such information may not be so known and in such instance the information would compromise Confidential Information. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.

13.12.3“Material Contact” means the contact between you and each customer or actively sought potential customer of the Company: (A) with whom or with which you dealt on behalf of the Company in support of the initiation, maintenance or furtherance of a business relationship between the Company and each customer or actively sought potential customer; (B) whose dealings with the Company were coordinated or supervised by you; (C) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (D) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for you in the two (2) years prior to your termination of employment.

13.12.4“Non-Compete Restricted Period” means during your employment with the Company and for a period of one (1) year after your employment ends for any reason.

13.12.5“Non-Solicit Restricted Period” means during your employment with the Company and for a period of two (2) years after your employment ends for any reason.

13.12.6“Protected Customers” means customers or actively sought potential customers with whom you had Material Contact in the two (2) years prior to your termination of employment.

13.12.7“Protected Employee” means an employee of the Company who is employed by the Company in a position of Band 20 or higher at the time of any solicitation or attempted solicitation by you and with whom (a) you had contact during the two (2) years prior to your termination of employment, or (b) about whom you learned Confidential Information during the two (2) years prior to your termination of employment.

13.12.8“Restricted Competitor” means an entity or person engaged in any business activities competitive with the Company’s and its Subsidiaries’ businesses of package delivery and global supply chain management solutions. Restricted Competitor includes any affiliates of such entities or persons if the affiliate engages in any way in delivery, transportation, and/or logistics services and activities. In addition, Restricted Competitors include, without limitation, the entities listed on Exhibit B.

13.12.9“Trade Secret” means any of the Company’s information that you learned about as a result of your employment, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers, that (i) derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable law.

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13.13Amendments for Certain Employees.

13.13.1Amendments for California Employees. Sections 13.4 through 13.6 do not apply to you if you primarily resided or worked for the Company in California. Notwithstanding the foregoing, you are and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of the Company’s Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, any other confidentiality and non-disclosure agreements with the Company, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information. You also agree that you will not, without the prior written consent of the Company, directly or indirectly, interfere with the Company’s business by soliciting or inducing or attempt to solicit or induce any Protected Employee to terminate or cease his/her employment relationship with the Company for a period of twelve (12) months from and after your employment ends.

13.13.2Amendments for Hawaii, North Dakota, Minnesota, Oklahoma and Washington Employees. Section 13.6 does not apply to you if you primarily resided and worked for the Company in Hawaii, North Dakota, Minnesota, Oklahoma or Washington immediately prior to the end of your Company employment, and following the termination of your Company employment, you continue to reside and work in Hawaii, North Dakota, Minnesota, Oklahoma or Washington.

13.13.3Amendment for Massachusetts Employees. Section 13.6 does not apply to you if: (1) you primarily resided and worked for the Company in Massachusetts immediately prior to the end of your Company employment, and following the termination of your Company employment, you continue to reside and work in Massachusetts; and (2) Section 13.6 is unenforceable pursuant to Massachusetts General Laws c. 149 § 24L.

13.14Other Restrictions. For the avoidance of doubt, if you are based in the U.S. this Section 13 does not supersede any protective covenants applicable to you with respect to the Company, and those covenants shall continue in full force and effect in accordance with their terms. If you are based outside the U.S. any protective covenants set out in your contract of employment, or otherwise applicable to your employment with the Company, whether concluded prior to or after the date of this LTIP Award, supersede the equivalent provisions set out in this Section 13.

14.Miscellaneous.

14.1Awards Subject to the Terms of the ICP. LTIP Awards are subject to the terms of the ICP.
14.2Section 409A. Each Award is intended either to be exempt from Code § 409A and the 409A Guidance or to comply with Code § 409A and the 409A Guidance. The Award Document and the ICP shall be administered in a manner consistent with this intent, and any provision that would cause the Award Document or the ICP to fail to satisfy Code § 409A or the 409A Guidance shall have no force or effect until amended to comply with or be exempt from Code § 409A and the 409A Guidance (which amendment may be retroactive to the extent permitted by Code § 409A and the 409A Guidance and may be made by the Company without your consent). To the extent that benefits provided under an Award constitute deferred compensation for purposes of Code § 409A and the 409A Guidance and to the extent that deferred compensation is payable upon a “separation from service” as defined in Code § 409A and the 409A Guidance, no amount of deferred compensation shall be paid or transferred to you as a result of your separation from service until the date which is the earlier of (i) the first day of the seventh month after your separation from service or (ii) the date of your death (the “Delay Period”).

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14.3Severability. The provisions of the LTIP are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
14.4Waiver. You acknowledge that a waiver by the Company of breach of any provision of the LTIP shall not operate or be construed as a waiver of any other provision of the LTIP, or of any subsequent breach by you or any other participant.
14.5Imposition of Other Requirements. The Committee reserves the right to impose other requirements on your participation in the LTIP, on the RSUs and on any shares of Stock acquired under the ICP, to the extent the Committee determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
14.6Amendment and Termination. The Committee may amend, alter, suspend or terminate the LTIP and any Award at any time subject to the terms of the ICP. Any such amendment shall be in writing and approved by the Committee. The Management Compensation Committee may make administrative amendments to the LTIP from time to time; provided, however, that any such amendment shall be reviewed with the Committee and kept with the records of the LTIP.
14.7Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and your participation in the ICP, or future awards that may be granted under the ICP, by electronic means or request your consent to participate in the ICP by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the ICP through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.8No Right to Future Awards or Employment. The grant of RSUs under an Award is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in the Award Document shall confer upon you any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate your employment or adjust your compensation.

14.9Acknowledgement. You acknowledge that you (a) have received a copy of the ICP, (b) have had an opportunity to review the terms of the Award Document and the ICP, (c) understand the terms and conditions of the Award Document and the ICP and (d) agree to such terms and conditions.

14.10Limitation of Rights/Contractual Statute of Limitations. To the extent the law allows you to bring claims against the Company or the Company to bring claims against you, whether by arbitration or in a court of law, you and the Company agree to bring any such claim by the earlier

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of the time provided by law or the time allotted by the provision below that is applicable to the claim:
1.    if the claim arises under California law and requires the filing of a charge with an administrative agency before an arbitration or court action may be instituted, six (6) months from issuance of the right to sue by the administrative agency;
2.    if the claim does not arise under California law but requires the filing of a charge with an administrative agency before an arbitration or court action may be instituted, twelve (12) months from the event forming the basis of the claim; and
3.    for all other claims, six (6) months from the event forming the basis of the claim.
You and the Company acknowledge that you and the Company are agreeing to bring any claim within a shorter time than may otherwise be provided by law.

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Exhibit A

Long-Term Incentive Program RSU Award

CLASSIFICATION	LTIP RSU AWARD AS A PERCENTAGE OF BASE SALARY
Chief Executive Officer	200%
Executive Leadership Team Members (other than the CEO)	100% - 140%

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